As filed with the Securities and Exchange Commission on October 1, 2018.

Registration No. 333–190526

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RMG NETWORKS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-4452594 (I.R.S. Employer Identification No.)

15301 North Dallas Parkway

Suite 500

Addison, TX 75001

(800) 827-9666

(Address of Principal Executive Offices)

SCG FINANCIAL ACQUISITION CORP. 2013 EQUITY INCENTIVE PLAN

(Full title of the Plan)

Gregory H. Sachs

Executive Chairman

15301 North Dallas Parkway

Suite 500

Addison, TX 75001

(Name and Address of Agent For Service)

(800) 827-9666

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by RMG Networks Holding Corporation, a Delaware corporation (the “Company”), to deregister all shares of common stock, par value $0.0001 per share, of the Company (the “Company common stock”) remaining unissued and unsold under its Registration Statement on Form S-8 (File No. 333-190526), pertaining to the registration of 2,500,000 shares of Company common stock issuable under the SCG Financial Acquisition Corp. 2013 Equity Incentive Plan (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on August 9, 2013.

On September 28, 2018, the Company completed its previously announced merger with SCG Digital Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of SCG Digital, LLC (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of April 2, 2018 (as amended, the “Merger Agreement”), by and among the Company, Parent, Merger Sub and SCG Digital Financing, LLC. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of SCG Digital Holdings, LLC, the surviving entity in a merger with Parent immediately prior to the Merger. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Company common stock registered under the Registration Statement that remains unsold at the termination of the offering, the Company hereby removes from registration the shares of Company common stock registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on this 1st day of October, 2018.

RMG NETWORKS HOLDING CORPORATION

By:	/s/ Robert Michelson
Robert Michelson
President and Chief Executive Officer

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